Filed Pursuant to Rule 424(b)(5)

Registration Statement No. 333-250966

PROSPECTUS SUPPLEMENT (to Prospectus dated December 4, 2020)

This prospectus supplement supplements and amends certain information contained in the prospectus supplement dated June 10, 2021 to the prospectus dated December 4, 2020 (collectively, the “June 2021 Prospectus”), relating to the offer and sale of our common stock, par value $0.01 per share (the “Common Stock”) through H.C. Wainwright & Co., LLC (“Wainwright”), as sales agent, in “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, pursuant to the At the Market Offering Agreement with Wainwright dated as of June 10, 2021 (the “ATM Agreement”).

The Common Stock is traded on The Nasdaq Capital Market under the symbol “MBOT”. The last sale price of the Common Stock on October 20, 2022 was $4.63 per share on The Nasdaq Capital Market. Under the June 2021 Prospectus, we initially registered up to $10,000,000 of our Common Stock for offer and sale pursuant to the ATM Agreement. From June 10, 2021 through the date of this prospectus supplement, we have not sold any shares of Common Stock under the June 2021 Prospectus.

The purpose of this prospectus supplement is to suspend the ATM Agreement and to terminate the continuous offering by us under the June 2021 Prospectus effective on October 13, 2022. We will not make any sales of our Common Stock pursuant to the ATM Agreement unless and until a new prospectus supplement is filed with the Securities and Exchange Commission; however, the ATM Agreement remains in full force and effect.

The date of this prospectus supplement is October 21, 2022.